UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2013

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2013, Power Solutions International, Inc. entered into a credit agreement with Wells Fargo Bank, National Association, (the “Credit Agreement”) which enables the company to borrow under a revolving line of credit which is secured by substantially all of the company’s personal property. The Credit Agreement (a) provides an initial maximum $75.0 million revolving line of credit to the company, which, at the company’s request and subject to the terms of the Credit Agreement, may be increased up to $100 million during the term of the Credit Agreement; (b) bears interest at Wells’ prime rate plus an applicable margin ranging from 0% to 0.50%; or at the company’s option, all or a portion of the revolving line of credit can have been designated to bear interest at LIBOR plus an applicable margin ranging from 1.50% to 2.00%; (c) has an unused line fee of 0.25% and (d) requires the company to report its fixed charge coverage ratio when its excess availability as defined in the Credit Agreement is less than the threshold amount, as defined in the Credit Agreement, for a period of 60 consecutive days until the company’s availability is greater than or equal to the threshold amount. The threshold amount as defined in the Credit Agreement is defined as the greater of (i) $9,375,000 or (ii) 12.5% of the maximum revolver amount of $75.0 million or as it may be increased during the term of the Credit Agreement up to $100.0 million.

Under the Credit Agreement, the amount that the company can borrow is limited to the lesser of the maximum available amount and borrowing base. The borrowing base is calculated as a percentage of the company’s eligible accounts receivable and eligible inventory as defined in the Credit Agreement. At inception, the Company’s availability was $55.3 million under the Credit Agreement. The company is required to meet certain financial covenants, including a minimum monthly fixed charge coverage ratio of not less than 1.0 to 1.0, the testing of which commences on the last day of the month prior to the date the company’s excess availability as defined in the Credit Agreement is less than the threshold amount, as defined in the Credit Agreement, continuing for a period of 60 consecutive days until the company’s availability is greater than or equal to the threshold amount. The Credit Agreement also contains customary covenants and restrictions applicable to the company, including agreements to provide financial information, comply with laws, pay taxes and maintain insurance, restrictions on the incurrence of certain indebtedness, guarantees, liens, restrictions on mergers, acquisitions and certain dispositions of assets, and restrictions on the payment of dividends and distributions. In addition, the Credit Agreement requires the company’s cash accounts to be held with Wells Fargo Bank.

The Credit Agreement is scheduled to mature on June 28, 2018.

The Credit Agreement with Wells Fargo Bank, National Association, replaced the company’s prior loan and security agreement with BMO Harris Bank N.A. which was scheduled to mature on March 20, 2017. In connection with the refinancing, the Company will expense approximately $0.3 million of deferred financing costs related to the BMO Harris Bank N.A. agreement in the second quarter ended June 30, 2013.

The Credit Agreement related documents are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The foregoing summary of the Credit Agreement is qualified in its entirety by the complete text of the Credit Agreement and Exhibits filed herewith.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference

Item 2.02	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Credit Agreement, dated as of June 28, 2013, by and among Wells Fargo, N.A. as agent for itself and other lenders party thereto, each of the lenders party thereto, Power Solutions International, Inc., The W Group, Inc., Power Solutions, Inc., Power Great Lakes, Inc., Auto Manufacturing, Inc., Torque Power Source Parts, Inc., Power Properties, L.L.C., Power Production, Inc., Power Global Solutions, Inc., PSI International, LLC and XISync LLC, and related documents.

10.2	Security Agreement dated as of June 28, 2013 by and among Wells Fargo, N.A. as agent for itself and other lenders party thereto, each of the lenders party thereto, Power Solutions International, Inc., The W Group, Inc., Power Solutions, Inc., Power Great Lakes, Inc., Auto Manufacturing, Inc., Torque Power Source Parts, Inc., Power Properties, L.L.C., Power Production, Inc., Power Global Solutions, Inc., PSI International, LLC and XISync LLC, and related documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Daniel P. Gorey
Daniel P. Gorey
Chief Financial Officer

Dated: July 2, 2013